Exhibit 99.1

SATCON REPORTS THIRD QUARTER 2009 RESULTS

Boston, Massachusetts — October 27, 2009 - Satcon Technology Corporation (NASDAQ CM:SATC), a leading provider of utility scale power solutions for the renewable energy market, today announced its results for the third quarter ended October 3, 2009.

	Three Months Ended			Nine Months Ended
(in millions, except per share data)	October 3, 2009	September 27, 2008	% Change	October 3, 2009	September 27, 2008	% Change
Revenue	$11.7	$18.5	-37%	$35.7	$43.2	-17%

Gross Margin	1%	19%		4%	14%

Operating loss	$(7.3)	$(3.3)	-120%	$(19.5)	$(10.9)	-78%

Net Loss Attributable to Common Shareholders	$(8.5)	$(3.0)	-186%	$(27.5)	$(16.5)	-67%

Net Loss Attributable to Common Shareholders per weighted average share, basic and diluted	$(0.12)	$(0.06)	-100%	$(0.47)	$(0.33)	-42%

“During the quarter we saw a peak in costs associated with the transition of our manufacturing to China that led to a significant increase in our above the line costs,” said Steve Rhoades, Satcon’s President and Chief Executive Officer. “These transition costs will continue into the fourth quarter, but will be lower relative to our expected Q4 revenue, and we expect to largely complete the transition by the end of the year.”

“While total sales were down year over year due to the global recession, revenue for the third quarter increased 27% over the second quarter of 2009,” said Rhoades. “Our top-line growth highlights the successful execution of our corporate strategy to develop and launch the industry’s most advanced utility scale solar PV inverter solutions. In addition, we began to see an increase in bookings in North America, Europe and China, resulting in current backlog of over $24 million, positioning us for a solid fourth quarter.”

Highlights from the third quarter included a number of landmark customer wins that are significant to the growth of utility scale solar in North America.

•                  Completion of the nine (9) megawatt First Light installation in Ontario, Canada, which leveraged 500 kilowatt PowerGate™ Plus inverters, the largest system currently deployed under Ontario’s Renewable Energy Standard Offer Program.

•                  Order for five (5) megawatts of Satcon Prism™ which will complete the nine (9) megawatt solar farm for the nation’s largest urban solar PV power plant in Chicago, Illinois.

•                  Shipment of five (5) megawatts of Satcon Prism for CalRENEW, the largest utility-scale PV solar facility being developed under California’s Renewable Portfolio Standard program.

The company also secured an order for approximately 23 megawatts of the company’s PowerGate Plus 500 kilowatt inverters to a large Chinese reseller.  This is Satcon’s largest single order to date, and will be delivered in the fourth quarter of 2009.

During the quarter Satcon also experienced strong demand for its ARRA and Ontario FIT compliant inverters, including two projects in California totaling 2.4 megawatts of Satcon PowerGate Plus solutions.

Other recently announced highlights include:

•                  The general availability of Satcon Solstice™, the industry’s first complete power harvesting and management solution for utility-class solar power plants.

•                  The recent competitive grant awarded to Satcon under the Solar Energy Grid Integration System (SEGIS) by the Department of Energy and contract manager, Sandia National Laboratories.

•                  Two awards from the Department of Energy (DOE) under the high penetration initiative, one with the Sunshine State Solar Grid Initiative team (SUNGRIN) to study high penetration solar PV, and one with the National Renewable Energy Lab (NREL) and Southern California Edison on high penetration PV in congested grid environments

•                  Seventeen (17) megawatts of orders received for Satcon Prism, North America’s first fully-integrated one megawatt medium voltage solution,

•                  The partnership with Suntech Power Holdings as part of its Reliathon platform, a fully integrated solar plant solution designed to speed the development of utility-scale solar plants.

•                  The partnership with Canadian Solar for complete large scale solar system solutions designed to meet the domestic content requirements outlined by the Ontario government in its recently announced feed-in-tariff program.

“The momentum of our business is steadily improving which is supported by the growing strength of the large scale solar market and the increasing demand for utility grade solar solutions,” said Rhoades.  “We continue to see the trend of projects growing in both size and sophistication and, most importantly, we have seen the expansion of large scale projects into new emerging markets both domestically and worldwide.  We continue to target reaching our first key financial milestone of cash generation on a run-rate basis as we exit 2009.”

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, October 27, 2009 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at http://investor.satcon.com.  The conference call also can be accessed by dialing (877) 407-8289 (U.S. and Canada) or (201) 689-8341 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility scale distributed power solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For over 24 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, wind-turbines, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Investor Relations

Satcon Technology Corporation
(617) 897-2400
leah.gibson@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 3, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$16,306,546	$9,957,716
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $191,217 and $168,219 at October 3, 2009 and December 31, 2008, respectively	11,666,490	11,471,671
Unbilled contract costs and fees	189,675	398,707
Inventory	9,608,123	11,457,532
Prepaid expenses and other current assets	1,060,465	1,040,441

Total current assets	$38,915,299	$34,410,067
Property and equipment, net	3,049,006	1,964,968
Goodwill, net	123,714	123,714
Intangibles, net	102,810	398,526
Total assets	$42,190,829	$36,897,275
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$3,000,000	$3,000,000
Accounts payable	10,190,033	8,588,313
Short-term secured note payable	1,297,200	—
Accrued payroll and payroll related expenses	1,854,718	2,042,786
Other accrued expenses	3,181,529	2,825,255
Accrued contract loss	—	1,131,370
Accrued restructuring costs	216,483	602,782
Deferred revenue	1,658,291	4,214,389
Total current liabilities	$21,398,254	$22,404,895

Warrant liabilities	$3,154,817	$2,407,438
Deferred revenue, net of current portion	4,041,571	2,512,794
Redeemable convertible Series B preferred stock (75 and 290 shares issued and outstanding at October 3, 2009 and December 31, 2008, respectively; face value $5,000 per share; liquidation preference $375,000 and $1,450,000 at October 3, 2009 and December 31, 2008, respectively)	375,000	1,450,000
Other long-term liabilities	34,879	58,282
Total Liabilities	$29,004,521	$28,833,409
Commitments and contingencies (Note H)
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at October 3, 2009 and December 31, 2008; face value $1,000 per share; liquidation preference $27,295,206 and $26,350,000 at October 3, 2009 and December 31, 2008, respectively)	$20,946,365	$17,248,593

Stockholders’ deficit:
Common stock; $0.01 par value, 200,000,000 shares authorized; 70,278,812 and 51,479,822 shares issued and outstanding at October 3, 2009 and December 31, 2008, respectively	$702,788	$514,798
Additional paid-in capital	218,894,693	182,222,762
Accumulated deficit	(225,630,062)	(189,962,435)
Accumulated other comprehensive loss	(1,727,476)	(1,959,852)
Total stockholders’ deficit	$(7,760,057)	$(9,184,727)
Total liabilities and stockholders’ deficit	$42,190,829	$36,897,275

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenue
Product revenue	$10,040,941	$17,215,392	$31,048,409	$36,947,201
Funded research and development and other revenue	1,637,668	1,301,362	4,682,466	6,292,490
Total revenue	$11,678,609	$18,516,754	$35,730,875	$43,239,691

Cost of revenue:
Cost of product revenue	$10,466,120	$13,869,078	$30,686,604	$32,509,593
Cost of funded research and development and other revenue	1,150,805	1,145,719	3,519,056	4,828,139
Total cost of revenue	$11,616,925	$15,014,797	$34,205,660	$37,337,732

Gross margin	$61,684	$3,501,957	$1,525,215	$5,901,959

Operating expenses:
Research and development	$2,187,554	$1,642,265	$6,302,978	$3,619,615
Selling, general and administrative	4,884,613	4,585,771	14,228,431	11,830,775
Restructuring charge	211,267	512,609	211,267	1,119,216
Amortization of intangibles	78,572	78,572	235,716	235,716
Total operating expenses from continuing operations	$7,362,006	$6,819,217	$20,978,392	$16,805,322

Operating loss from continuing operations	$(7,300,322)	$(3,317,260)	$(19,453,177)	$(10,903,363)

Change in fair value of warrant liabilities	(305,289)	2,041,697	(3,899,623)	(822,501)
Other (loss) income, net	384,261	57,734	(241,329)	62,047
Interest income	2,956	56,872	8,523	197,143
Interest expense	(38,919)	(98,139)	(259,103)	(241,876)
Net loss from continuing operations	$(7,257,313)	$(1,259,096)	$(23,844,709)	$(11,708,550)

Loss from discontinued operations, net	—	$(990,434)	—	$(1,957,837)
Gain on sale of discontinued operations	—	327,798	—	327,798
Net loss	$(7,257,313)	$(1,921,732)	$(23,844,709)	$(13,338,589)

Deemed dividend and accretion on Series C preferred stock and warrants	(961,257)	(1,056,093)	(2,670,277)	$(2,987,846)
Dividend on Series C preferred stock	(320,180)	(10,000)	(1,028,269)	(126,000)
Net loss attributable to common stockholders	$(8,538,750)	$(2,987,825)	$(27,543,255)	$(16,452,435)

Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.12)	$(0.05)	$(0.47)	$(0.29)
From loss on discontinued operations	—	$(0.02)	—	$(0.04)
From gain on sale of discontinued operations	—	$0.01	—	$0.01
Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.12)	$(0.06)	$(0.47)	$(0.33)

Weighted average number of common shares, basic and diluted	70,239,878	51,013,182	58,831,835	50,454,300